Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Second Quarter Financial Results

McKINNEY, Texas, July 23, 2018 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $29.6 million, or $1.02 per diluted share, for the quarter ended June 30, 2018 compared to $18.1 million, or $0.65 per diluted share, for the quarter ended June 30, 2017 and $29.0 million, or $1.02 per diluted share, for the quarter ended March 31, 2018.
For 2018, net income and earnings per share were positively impacted by the 14% reduction of the corporate U.S. statutory federal tax rate from 35% to 21% as a result of the enactment of the Tax Cuts and Jobs Act (TCJA), which became effective January 1, 2018.

Highlights

•	Adjusted (non-GAAP) net income was $32.2 million, or $1.11 per diluted share, compared to $29.2 million, or $1.03 per diluted share, for first quarter 2018

•	Adjusted (non-GAAP) return on average assets increased to 1.41% and adjusted (non-GAAP) efficiency ratio improved to 49.5%

•	Strong organic growth of 18.5% of loans held for investment for the quarter (annualized) and 16.6% year to date

•	Continued strong credit quality metrics with nonperforming assets of 0.17%

•	Closed the Integrity Bancshares acquisition on June 1, 2018 and announced the acquisition of Guaranty Bancorp on May 22, 2018

Independent Bank Group Chairman and CEO David R. Brooks said, “Our second quarter performance reflects the continuation of our growing profitability metrics and strong loan growth reported in the first quarter. Despite some headwinds related to deposit costs, we had another record quarter for earnings, return on assets and return on equity.” Brooks continued, “We continue to build out our footprint in Houston and Colorado with strategic acquisitions, including the completion of the Integrity acquisition in June and the announcement of the Guaranty transaction in May. These acquisitions reflect the continuing execution of our planned strategy to grow the company through the acquisition of premier franchises in dynamic markets."

Second Quarter 2018 Operating Results

Net Interest Income

•
Net interest income was $78.9 million for second quarter 2018 compared to $69.5 million for second quarter 2017 and $74.0 million for first quarter 2018. The increase in net interest income from the previous year and linked quarter was due to increased average earning asset balances resulting from organic growth and the acquisition of Integrity Bancshares, as well as increased loan accretion.

•
The average balance of total interest-earning assets grew by $642.0 million and totaled $8.0 billion at June 30, 2018 compared to $7.3 billion at June 30, 2017 and grew $467.4 million compared to $7.5 billion at March 31, 2018. The increase from the prior year and linked quarter is due primarily to organic growth as well as $224.8 million in average earning assets acquired in the Integrity transaction.

•
The yield on interest-earning assets was 4.89% for second quarter 2018 compared to 4.38% for second quarter 2017 and 4.77% for first quarter 2018. The increase from the prior year and linked quarter is due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods. In addition, the increase from the linked quarter is due to loans and taxable securities acquired in the Integrity transaction, which had higher effective interest rates.

•
The cost of interest bearing liabilities, including borrowings, was 1.27% for second quarter 2018 compared to 0.77% for second quarter 2017 and 1.05% for first quarter 2018. The increase from the prior year and linked quarter is primarily due to higher rates offered on our deposits, primarily commercial money market accounts and certificates of deposit, resulting both from market competition in addition to general increases in interest rates on deposit products tied to Fed Funds rates and short-term FHLB advances.

•
The net interest margin was 3.97% for second quarter 2018 compared to 3.81% for second quarter 2017 and 4.00% for first quarter 2018. The adjusted (non-GAAP) net interest margin, which excludes purchased loan accretion, was 3.93% for second quarter 2018 compared to 3.78% for second quarter 2017 and 3.96% for first quarter 2018. The increase in the net interest margin from the prior year is primarily due to the multiple increases in the Fed Funds target rate over the year as well as earning assets shifting from cash to loans. The decrease from the linked quarter is primarily related to the aforementioned changes in our deposit rates increasing at a faster pace than our interest earning asset rates.

Noninterest Income

•	Total noninterest income decreased $862 thousand compared to second quarter 2017 and increased $678 thousand compared to first quarter 2018.

•
The decrease from the prior year is due primarily to a $1.4 million decrease in mortgage banking revenue, offset by an $857 thousand increase in other noninterest income, primarily increases in correspondent bank earnings credits of $584 thousand and mortgage warehouse purchase fee income of $460 thousand. The decrease in mortgage banking revenue is reflective of the decrease in market demand related to the increase in interest rates for the year over year period.

•
The increase from the linked quarter reflects increases of $195 thousand in mortgage banking revenue and $285 thousand in other noninterest income, primarily due to higher earnings credits offset by a $214 thousand decrease in loss on sale of securities.

Noninterest Expense

•	Total noninterest expense decreased $2.2 million compared to second quarter 2017 and increased $4.2 million compared to first quarter 2018.

•
The decrease in expense compared to second quarter 2017 is due primarily to decreases of $489 thousand in FDIC assessment and $2.2 million in acquisition expenses, offset by an increase in other noninterest expense of $1.3 million primarily due to higher deposit-related expenses as well as an increase in charitable contributions for the year over year period. The decrease in FDIC assessment expense is related to the improvement of certain Bank capital ratios used in the assessment calculation. Acquisition expenses were elevated in second quarter 2017 due to retention bonuses paid and professional fees incurred related to the Carlile transaction, which closed on April 1, 2017.

•
The increase from the linked quarter is primarily related to increases of $1.6 million in salaries and benefits, $354 thousand in occupancy and $2.9 million in acquisition-related expenses offset by a decrease in other noninterest expense of $527 thousand. The increase in salaries and occupancy expense for the second quarter is primarily due to signing bonuses, additional headcount and branch locations related to the Integrity acquisition. The higher level of acquisition expense from the linked quarter is primarily due to professional fees incurred related to the completion of the Integrity Bancshares acquisition in addition to accrued termination and conversion-related expenses related to the transaction and professional fees related to the Guaranty transaction.

Provision for Loan Losses

•
Provision for loan loss was $2.7 million for second quarter 2018, an increase of $258 thousand compared to $2.5 million for second quarter 2017 and was unchanged compared to the first quarter 2018. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period.

•
The allowance for loan losses was $43.3 million, or 0.58% of total loans, at June 30, 2018, compared to $35.9 million, or 0.59% of total loans at June 30, 2017, and compared to $42.0 million, or 0.64% of total loans, at March 31, 2018. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. The decrease in the allowance for loan losses as a percentage of loans from prior periods reflects that loans acquired in the Integrity transaction were recorded at fair value without an allowance at acquisition date.

Income Taxes

•
Federal income tax expense of $7.5 million was recorded for the quarter ended June 30, 2018, an effective rate of 20.2% compared to tax expense of $8.6 million and an effective rate of 32.1% for the quarter ended June 30, 2017 and tax expense of $6.8 million and an effective rate of 19.0% for the quarter ended March 31, 2018. The lower tax rate in first and second quarter 2018 is primarily due to the reduction of the corporate U.S. statutory federal income tax rate from 35% to 21% as a result of the TCJA. The increase from the linked quarter is due to $723 thousand of nondeductible acquisition expenses incurred during the period.

Second Quarter 2018 Balance Sheet Highlights:

Loans

•
Total loans held for investment, net of mortgage warehouse purchase loans, were $7.5 billion at June 30, 2018 compared to $6.5 billion at March 31, 2018 and $6.1 billion at June 30, 2017. Loans held for investment grew by $952.3 million for the quarter, or 14.6%, $651.8 million of which was acquired in the Integrity acquisition, and $300.6 million of which was organic loan growth. Loans held for investment increased $1.4 billion from June 30, 2017, or 22.2%, $651.8 of which was acquired in the Integrity acquisition, offset by $104.3 million in loans sold with the branch sales in third and fourth quarter 2017, and $813.3 million of which was organic growth. Loans have grown organically 16.6%, annualized, from December 31, 2017. Organic loan growth for the second quarter was 18.5% on an annualized basis.

•
Average mortgage warehouse purchase loans were $124.0 million at June 30, 2018 compared to $114.4 million at March 31, 2018, representing an increase of $9.5 million, or 8.3% for the quarter, and compared to $107.1 million at June 30, 2017, an increase of $16.8 million, or 15.7% year over year. The change from the linked quarter and prior year quarter is reflective of mortgage loan market activity during the respective periods.

•
Commercial real estate (CRE) loans were $3.9 billion at June 30, 2018 compared to $3.5 billion at March 31, 2018 and $3.2 billion at June 30, 2017, or 51.4%, 52.4% and 51.6% of total loans, respectively.

Asset Quality

•
Total nonperforming assets decreased to $16.9 million, or 0.17% of total assets at June 30, 2018, from $20.5 million, or 0.23% of total assets at March 31, 2018, and decreased from $26.1 million, or 0.30% of total assets at June 30, 2017.

•
Total nonperforming loans decreased to $12.6 million, or 0.17% of total loans at June 30, 2018, from $14.9 million, or 0.23% of total loans at March 31, 2018, and decreased from $14.5 million, or 0.24% of total loans at June 30, 2017.

•
The net decrease in the dollar amount of nonperforming assets and nonperforming loans from the linked quarter is primarily due to dispositions of a $1.6 million nonaccrual commercial real estate loan and three commercial nonaccrual loans totaling $1.9 million offset by the addition of two loans placed on nonaccrual status totaling $1.0 million, as well as the disposition of $1.2 million of other real estate during the quarter.

•
The decrease in the dollar amount of nonperforming assets from the prior year is primarily due to dispositions in other real estate owned totaling $6.5 million, of which $4.5 million was obtained in the Carlile acquisition, in addition to the above mentioned pay-offs of nonaccrual loans in second quarter 2018. The decrease in nonperforming loans from the prior year is primarily due to the above mentioned nonaccrual dispositions in addition to a $1.3 million residential real estate pay-down and a troubled debt restructured loan pay-off totaling $778 thousand, offset by $4.4 million in additional nonaccrual loans.

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Charge-offs were 0.08% annualized in the second quarter 2018 compared to 0.01% annualized in the linked quarter and less than 0.01% annualized in the prior year quarter. The increase in the second quarter 2018 charge-offs was a result of a $342 thousand charge-off on the commercial real estate nonaccrual loan and a $998 thousand charge-off on the commercial nonaccrual loans mentioned above.

Deposits and Borrowings

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Total deposits were $7.5 billion at June 30, 2018 compared to $6.8 billion at March 31, 2018 and compared to $6.7 billion at June 30, 2017. The increase in deposits for both periods is primarily due to $593 million in deposit accounts acquired in the Integrity transaction and organic growth.

•
Total borrowings (other than junior subordinated debentures) were $887.7 million at June 30, 2018, an increase of $270.1 million from March 31, 2018 and an increase of $303.4 million from June 30, 2017. The change in the linked quarter reflects the use of short term FHLB advances as needed for liquidity as well as $60 million of FHLB advances from the Integrity acquisition. The change in the prior year is due to aforementioned change in FHLB advances and the issuance of $29.3 million, net of issuance costs, of 5.0% fixed to floating rate subordinated debentures issued in fourth quarter 2017.

Capital

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Book value and tangible book value per common share (non-GAAP) increased to $50.49 and $25.23, respectively, at June 30, 2018 compared to $47.76 and $24.37, respectively, at March 31, 2018 and compared to $45.33 and $21.71, respectively, at June 30, 2017. The increase from prior year is due to the retention of earnings, the additional capital from the Integrity acquisition in second quarter 2018 and the issuance of common stock in fourth quarter 2017. The increase from the linked quarter is due to the retention of earnings and the Integrity acquisition.

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Independent Bank Group is well capitalized under regulatory guidelines. At June 30, 2018, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.31%, 9.71%, 9.67% and 11.85%, respectively, compared to 9.59%, 9.18%, 10.00%, and 12.48%, respectively at March 31, 2018. The decrease in the risk-weighted ratios from March 31, 2018 is primarily due to increased asset levels resulting from the Integrity acquisition and organic loan growth.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2018 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2018 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston, Texas and the Colorado Front Range areas.

Conference Call

A conference call covering Independent Bank Group’s second quarter earnings announcement will be held on Tuesday, July 24, 2018 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/m6/p/pm7kvzm2, or by calling 1-877-303-7611 and by identifying the conference ID number 5497523. The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from July 24, 2018 through August 1, 2018 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended June 30, 2018 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, us, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally, and (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 27, 2018, under the heading “Risk Factors,” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, "adjusted earnings", “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity," “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non- GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Selected Income Statement Data
Interest income	$97,082	$88,114	$87,420	$84,672	$79,883
Interest expense	18,173	14,147	12,166	11,815	10,383
Net interest income	78,909	73,967	75,254	72,857	69,500
Provision for loan losses	2,730	2,695	1,897	1,873	2,472
Net interest income after provision for loan losses	76,179	71,272	73,357	70,984	67,028
Noninterest income	10,133	9,455	13,579	12,130	10,995
Noninterest expense	49,158	44,958	49,553	47,904	51,328
Income tax expense	7,519	6,805	18,190	11,696	8,561
Net income	29,635	28,964	19,193	23,514	18,134
Adjusted net income (1)	32,239	29,231	25,313	24,829	22,746

Per Share Data (Common Stock)
Earnings:
Basic	$1.02	$1.02	$0.69	$0.85	$0.65
Diluted	1.02	1.02	0.68	0.84	0.65
Adjusted earnings:
Basic (1)	1.11	1.03	0.91	0.89	0.82
Diluted (1)	1.11	1.03	0.90	0.89	0.82
Dividends	0.14	0.12	0.10	0.10	0.10
Book value	50.49	47.76	47.28	46.09	45.33
Tangible book value (1)	25.23	24.37	23.76	22.57	21.71
Common shares outstanding	30,468,413	28,362,973	28,254,893	27,804,877	27,790,144
Weighted average basic shares outstanding (3)	29,065,426	28,320,792	27,933,201	27,797,779	27,782,584
Weighted average diluted shares outstanding (3)	29,157,817	28,426,145	28,041,371	27,901,579	27,887,485

Selected Period End Balance Sheet Data
Total assets	$10,017,037	$8,811,014	$8,684,463	$8,891,114	$8,593,979
Cash and cash equivalents	447,049	398,102	431,102	763,017	579,900
Securities available for sale	791,065	762,662	763,002	747,147	754,139
Loans held for sale	30,056	28,017	39,202	25,854	25,218
Loans held for investment, excluding mortgage warehouse purchase loans	7,479,977	6,527,681	6,309,549	6,226,343	6,119,305
Mortgage warehouse purchase loans	164,790	124,700	164,694	138,561	120,217
Allowance for loan losses	43,308	41,960	39,402	37,770	35,881
Goodwill and core deposit intangible	769,630	663,371	664,702	653,899	656,255
Other real estate owned	4,200	5,463	7,126	10,189	11,476
Noninterest-bearing deposits	2,170,639	1,836,929	1,907,770	1,939,342	1,885,138
Interest-bearing deposits	5,362,766	4,957,731	4,725,052	4,933,289	4,784,150
Borrowings (other than junior subordinated debentures)	887,724	617,636	667,578	683,492	584,349
Junior subordinated debentures	27,753	27,704	27,654	27,604	27,555
Total stockholders' equity	1,538,269	1,354,699	1,336,018	1,281,460	1,259,592

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Selected Performance Metrics
Return on average assets	1.30%	1.35%	0.87%	1.07%	0.86%
Return on average equity	8.38	8.72	5.79	7.33	5.85
Return on tangible equity (4)	16.49	17.19	11.72	15.12	12.47
Adjusted return on average assets (1)	1.41	1.37	1.15	1.13	1.08
Adjusted return on average equity (1)	9.12	8.80	7.64	7.74	7.34
Adjusted return on tangible equity (1) (4)	17.94	17.34	15.46	15.96	15.64
Net interest margin	3.97	4.00	3.97	3.85	3.81
Adjusted net interest margin (2)	3.93	3.96	3.84	3.80	3.78
Efficiency ratio	53.64	52.30	54.29	54.71	62.01
Adjusted efficiency ratio (1)	49.50	51.40	50.06	51.19	53.15

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.17%	0.23%	0.26%	0.28%	0.30%
Nonperforming loans to total loans held for investment (6)	0.17	0.23	0.24	0.24	0.24
Nonperforming assets to total loans held for investment and other real estate (6)	0.23	0.31	0.36	0.40	0.43
Allowance for loan losses to non-performing loans	344.70	281.20	255.62	257.76	247.59
Allowance for loan losses to total loans held for investment (6)	0.58	0.64	0.62	0.61	0.59
Net charge-offs to average loans outstanding (annualized)	0.08	0.01	0.02	—	—

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.31%	9.59%	9.61%	9.17%	9.03%
Estimated tier 1 capital to average assets	9.71	9.18	8.92	8.30	8.23
Estimated tier 1 capital to risk-weighted assets	9.67	10.00	10.05	9.60	9.46
Estimated total capital to risk-weighted assets	11.85	12.48	12.56	11.72	11.60
Total stockholders' equity to total assets	15.36	15.38	15.38	14.41	14.66
Tangible common equity to tangible assets (1)	8.31	8.49	8.37	7.62	7.60

(1) Non-GAAP financial measures. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $954, $739, $2,463, $905 and $572, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net core deposit intangibles.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended June 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$91,614	$75,194	$174,889	$128,938
Interest on taxable securities	3,501	2,303	6,404	3,067
Interest on nontaxable securities	1,179	992	2,372	1,533
Interest on interest-bearing deposits and other	788	1,394	1,531	2,284
Total interest income	97,082	79,883	185,196	135,822
Interest expense:
Interest on deposits	12,827	6,981	22,626	12,010
Interest on FHLB advances	2,847	1,351	4,733	2,522
Interest on repurchase agreements and other borrowings	2,097	1,716	4,199	3,421
Interest on junior subordinated debentures	402	335	762	502
Total interest expense	18,173	10,383	32,320	18,455
Net interest income	78,909	69,500	152,876	117,367
Provision for loan losses	2,730	2,472	5,425	4,495
Net interest income after provision for loan losses	76,179	67,028	147,451	112,872
Noninterest income:
Service charges on deposit accounts	3,533	3,760	7,018	5,687
Mortgage banking revenue	3,609	5,019	7,023	6,286
Gain (loss) on sale of other real estate	58	(36)	118	(36)
(Loss) gain on sale of securities available for sale	(10)	52	(234)	52
(Loss) gain on sale of premises and equipment	(89)	1	(97)	6
Increase in cash surrender value of BOLI	758	782	1,497	1,181
Other	2,274	1,417	4,263	2,402
Total noninterest income	10,133	10,995	19,588	15,578
Noninterest expense:
Salaries and employee benefits	26,790	27,089	51,958	43,926
Occupancy	6,018	6,147	11,682	10,019
Data processing	2,467	2,615	4,872	3,903
FDIC assessment	712	1,201	1,453	2,079
Advertising and public relations	332	317	717	614
Communications	793	852	1,734	1,327
Other real estate owned expenses, net	119	125	209	162
Impairment of other real estate	—	120	85	120
Core deposit intangible amortization	1,393	1,410	2,724	1,902
Professional fees	1,133	1,166	2,252	1,939
Acquisition expense, including legal	3,444	5,673	3,989	5,819
Other	5,957	4,613	12,441	7,546
Total noninterest expense	49,158	51,328	94,116	79,356
Income before taxes	37,154	26,695	72,923	49,094
Income tax expense	7,519	8,561	14,324	15,289
Net income	$29,635	$18,134	$58,599	$33,805

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
Assets	2018	2017
Cash and due from banks	$321,241	$187,574
Interest-bearing deposits in other banks	125,808	243,528
Cash and cash equivalents	447,049	431,102
Certificates of deposit held in other banks	1,225	12,985
Securities available for sale, at fair value	791,065	763,002
Loans held for sale	30,056	39,202
Loans, net	7,598,644	6,432,273
Premises and equipment, net	155,187	147,835
Other real estate owned	4,200	7,126
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	39,003	29,184
Bank-owned life insurance (BOLI)	127,848	113,170
Deferred tax asset	14,790	9,763
Goodwill	721,578	621,458
Core deposit intangible, net	48,052	43,244
Other assets	38,340	34,119
Total assets	$10,017,037	$8,684,463

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$2,170,639	$1,907,770
Interest-bearing	5,362,766	4,725,052
Total deposits	7,533,405	6,632,822
FHLB advances	750,626	530,667
Other borrowings	137,098	136,911
Junior subordinated debentures	27,753	27,654
Other liabilities	29,886	20,391
Total liabilities	8,478,768	7,348,445
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	305	283
Additional paid-in capital	1,312,432	1,151,990
Retained earnings	235,689	184,232
Accumulated other comprehensive loss	(10,157)	(487)
Total stockholders’ equity	1,538,269	1,336,018
Total liabilities and stockholders’ equity	$10,017,037	$8,684,463

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended June 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three Months Ended June 30,
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$7,021,447	$91,614	5.23%	$6,166,878	$75,194	4.89%
Taxable securities	605,009	3,501	2.32	533,690	2,303	1.73
Nontaxable securities	183,043	1,179	2.58	161,402	992	2.47
Interest-bearing deposits and other	154,986	788	2.04	460,511	1,394	1.21
Total interest-earning assets	7,964,485	$97,082	4.89	7,322,481	$79,883	4.38
Noninterest-earning assets	1,200,430			1,155,879
Total assets	$9,164,915			$8,478,360
Interest-bearing liabilities:
Checking accounts	$2,959,101	$6,217	0.84%	$2,351,619	$2,560	0.44%
Savings accounts	284,103	136	0.19	309,369	97	0.13
Money market accounts	884,630	3,889	1.76	993,663	1,936	0.78
Certificates of deposit	893,931	2,585	1.16	1,153,990	2,388	0.83
Total deposits	5,021,765	12,827	1.02	4,808,641	6,981	0.58
FHLB advances	563,875	2,847	2.03	460,713	1,351	1.18
Other borrowings and repurchase agreements	137,843	2,097	6.10	124,177	1,716	5.54
Junior subordinated debentures	27,736	402	5.81	27,506	335	4.89
Total interest-bearing liabilities	5,751,219	18,173	1.27	5,421,037	10,383	0.77
Noninterest-bearing checking accounts	1,973,582			1,787,955
Noninterest-bearing liabilities	21,578			26,037
Stockholders’ equity	1,418,536			1,243,331
Total liabilities and equity	$9,164,915			$8,478,360
Net interest income		$78,909			$69,500
Interest rate spread			3.62%			3.61%
Net interest margin (2)			3.97			3.81
Net interest income and margin (tax equivalent basis) (4)		$79,324	3.99		$70,201	3.85
Average interest earning assets to interest bearing liabilities			138.48			135.08

(1)	Average loan balances include nonaccrual loans.

(2)
Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

(3)	Yield and rates for the three month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the three months ended June 30, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Six Months Ended June 30, 2018 and 2017
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Six Months Ended June 30, 2018
	2018			2017
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$6,730,278	$174,889	5.24%	$5,403,638	$128,938	4.81%
Taxable securities	596,779	6,404	2.16	389,060	3,067	1.59
Nontaxable securities	186,219	2,372	2.57	121,807	1,533	2.54
Interest-bearing deposits and other	161,808	1,531	1.91	399,611	2,284	1.15
Total interest-earning assets	7,675,084	$185,196	4.87	6,314,116	$135,822	4.34
Noninterest-earning assets	1,187,653			872,462
Total assets	$8,862,737			$7,186,578
Interest-bearing liabilities:
Checking accounts	$2,938,343	$11,175	0.77%	$2,153,035	$4,726	0.44%
Savings accounts	281,849	250	0.18	232,467	163	0.14
Money market accounts	802,540	6,511	1.64	781,427	2,992	0.77
Certificates of deposit	878,263	4,690	1.08	1,001,150	4,129	0.83
Total deposits	4,900,995	22,626	0.93	4,168,079	12,010	0.58
FHLB advances	523,345	4,733	1.82	460,724	2,522	1.10
Other borrowings and repurchase agreements	137,821	4,199	6.14	115,813	3,421	5.96
Junior subordinated debentures	27,711	762	5.55	22,852	502	4.43
Total interest-bearing liabilities	5,589,872	32,320	1.17	4,767,468	18,455	0.78
Noninterest-bearing checking accounts	1,871,129			1,432,802
Noninterest-bearing liabilities	18,699			22,374
Stockholders’ equity	1,383,037			963,934
Total liabilities and equity	$8,862,737			$7,186,578
Net interest income		$152,876			$117,367
Interest rate spread			3.70%			3.56%
Net interest margin (2)			4.02			3.75
Net interest income and margin (tax equivalent basis) (4)		$153,746	4.04		$118,472	3.78
Average interest earning assets to interest bearing liabilities			137.30			132.44

(1)	Average loan balances include nonaccrual loans.

(2)
Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.

(3)	Yield and rates for the six month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% and 35% for the six months ended June 30, 2018 and 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of June 30, 2018 and December 31, 2017
(Dollars in thousands)
(Unaudited)

Totals loans by category
	June 30, 2018		December 31, 2017
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,316,420	17.1%	$1,059,984	16.3%
Real estate:
Commercial real estate	3,944,306	51.4	3,369,892	51.7
Commercial construction, land and land development	919,564	12.0	744,868	11.5
Residential real estate (2)	1,028,765	13.4	931,495	14.3
Single-family interim construction	347,801	4.5	289,680	4.4
Agricultural	81,866	1.1	82,583	1.3
Consumer	35,818	0.5	34,639	0.5
Other	283	—	304	—
Total loans	7,674,823	100.0%	6,513,445	100.0%
Deferred loan fees	(2,815)		(2,568)
Allowance for loan losses	(43,308)		(39,402)
Total loans, net	$7,628,700		$6,471,475
(1) Includes mortgage warehouse purchase loans of $164,790 and $164,694 at June 30, 2018 and December 31, 2017, respectively.
(2) Includes loans held for sale at June 30, 2018 and December 31, 2017 of $30,056 and $39,202, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$78,909	$73,967	$75,254	$72,857	$69,500
Income recognized on acquired loans		(954)	(739)	(2,463)	(905)	(572)
Adjusted Net Interest Income	(b)	77,955	73,228	72,791	71,952	68,928
Provision Expense - Reported	(c)	2,730	2,695	1,897	1,873	2,472
Noninterest Income - Reported	(d)	10,133	9,455	13,579	12,130	10,995
Gain on sale of loans		—	—	—	(338)	(13)
(Gain) loss on sale of branch		—	—	(3,044)	127	—
(Gain) loss on sale of OREO and repossessed assets		(58)	(60)	(876)	—	26
Loss (gain) on sale of securities		10	224	(72)	—	(52)
Loss (gain) on sale of premises and equipment		89	8	6	21	(1)
Recoveries on loans charged off prior to acquisition		(336)	(287)	(65)	(994)	(123)
Adjusted Noninterest Income	(e)	9,838	9,340	9,528	10,946	10,832
Noninterest Expense - Reported	(f)	49,158	44,958	49,553	47,904	51,328
OREO Impairment		—	(85)	(375)	(917)	(120)
IPO related stock grants		(11)	(125)	(128)	(128)	(127)
Acquisition Expense (4)		(4,296)	(974)	(6,509)	(3,013)	(7,278)
Adjusted Noninterest Expense	(g)	44,851	43,774	42,541	43,846	43,803
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$32,239	$29,231	$25,313	$24,829	$22,746

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.41%	1.37%	1.15%	1.13%	1.08%
Adjusted Return on Average Equity (2)		9.12%	8.80%	7.64%	7.74%	7.34%
Adjusted Return on Tangible Equity (2)		17.94%	17.34%	15.46%	15.96%	15.64%
Total Average Assets		$9,164,915	$8,675,596	$8,702,597	$8,726,847	$8,478,360
Total Average Stockholders' Equity		$1,418,536	$1,347,401	$1,314,955	$1,271,950	$1,243,331
Total Average Tangible Stockholders' Equity (3)		$720,653	$683,525	$649,541	$617,115	$583,303

EFFICIENCY RATIO
Amortization of core deposit intangibles	(h)	$1,393	$1,331	$1,328	$1,409	$1,410
Reported Efficiency Ratio	(f - h) / (a + d)	53.64%	52.30%	54.29%	54.71%	62.01%
Adjusted Efficiency Ratio	(g - h) / (b + e)	49.50%	51.40%	50.06%	51.19%	53.15%

(1)  Assumes an effective tax rate of 19.8%, 19.0%, 33.2%, 33.2% and 32.1% for the quarters ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017, and June 30, 2017, respectively. The quarter ended June 30, 2018 excludes $152 thousand of nondeductible acquisition expense and the quarter ended December 31, 2017 excludes $5,528 thousand charge to remeasure deferred taxes as a result of the enactment of the Tax Cuts and Jobs Act and $259 thousand of nondeductible tax expense.

(2) Calculated using adjusted net income
(3) Excludes average balance of goodwill and net core deposit intangibles.
(4) Acquisition expenses include $852 thousand, $429 thousand, $1,858 thousand, $585 thousand and $1,605 thousand, of compensation and bonus expenses in addition to $3,444 thousand, $545 thousand, $4,651 thousand, $2,428 thousand and $5,673 thousand of merger-related expenses for the quarters ended June 30, 2018, March 31, 2018, December 31, 2017, September 30, 2017 and June 30, 2017, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of June 30, 2018 and December 31, 2017
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	June 30,	December 31,
	2018	2017
Tangible Common Equity
Total common stockholders' equity	$1,538,269	$1,336,018
Adjustments:
Goodwill	(721,578)	(621,458)
Core deposit intangibles, net	(48,052)	(43,244)
Tangible common equity	$768,639	$671,316

Tangible Assets
Total assets	$10,017,037	$8,684,463
Adjustments:
Goodwill	$(721,578)	$(621,458)
Core deposit intangibles	$(48,052)	$(43,244)
Tangible assets	$9,247,407	$8,019,761
Common shares outstanding	30,468,413	28,254,893
Tangible common equity to tangible assets	8.31%	8.37%
Book value per common share	$50.49	$47.28
Tangible book value per common share	25.23	23.76